Exhibit 99.2

Farmer Bros. Co. Board Names Randy Clark as Next Chairman of the Board –
Guenter Berger to Become Chairman Emeritus

Ft. Worth, TX. (GLOBE NEWSWIRE)— December 7, 2015— Farmer Bros. Co. (NASDAQ: FARM) (“Farmer Brothers” or the “Company”) a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products announced today that its Board of Directors has appointed Randy Clark as Chairman of the Board, effective immediately. Mr. Clark has served on the Board since 2012 and takes over from Guenter Berger, who has served as Chairman of the Board since 2005. Mr. Berger will continue to serve on the Board.

“We are deeply grateful to Guenter for his dedicated service to Farmer Brothers for over 55 years,” said Mike Keown, President and CEO. “His insight and leadership have helped our organization develop a proud history of high-quality products, service to our customers, and a reputation unmatched in our industry. We are all pleased he will continue to serve on the Board.”

“As the company results continue to improve, and we have built a strong Board of Directors and Management team, I think this is the right time to transition the Chairman role to Randy Clark,” said Guenter Berger. “I have every confidence in Randy and look forward to working with him in the future.”

Mr. Berger will assume the role of Chairman Emeritus following his long and distinguished service to the Company and the Board. Mr. Berger has served on the Board of Directors since 1980, serving as Chairman since 2005. He retired in December 2007 as Chief Executive Officer after more than 47 years of service with Farmer Brothers in various capacities. Mr. Berger served as Chief Executive Officer from 2005 to 2007, President from August 2005 through July 2006, and Interim President and Chief Executive Officer from January 2005 to August 2005. For 25 years, from 1980 to 2005, Mr. Berger served as Vice President of Torrance inventory, production, coffee roasting and distribution operations.

Mr. Keown went on to state, “The transition of this position demonstrates Farmer Brothers’ commitment to long-term succession planning. Randy has been a strong leader on the Board as we implement our core strategies in the marketplace, and the Texas relocation initiative in particular. He brings to this role an ideal blend of deep foodservice experience, executive management and passion for Farmer Brothers.”

Mr. Clark is a retired foodservice executive and CPA.  He has consulted for equity groups in the food industry since 2009 and has served on the board of trustees for Whitworth University since 2012. He served as President and Chief Executive Officer of Border Foods, Inc., the largest producer of green chile in the world and one of the largest producers of jalapenos in the United States, from 2008 to 2011. Mr. Clark’s earlier experience includes serving as Chief Executive Officer of Fruit Patch, Inc., one of
the largest distributors of stone fruits in the United States; President and Chief Executive Officer of Mike Yurosek & Son, LLC, a produce grower and processor; and Vice President, Sales, Marketing and Production with William Bolthouse Farms, a produce grower and processor.  Mr. Clark also earned a Doctorate in Organizational Leadership from Pepperdine University, and a Masters in Science of Accounting from Kent State.

“This is an exciting time for Farmer Brothers,” stated Mr. Clark. “I have watched the Company grow under Guenter Berger’s guidance and influence. We believe we have enormous opportunity ahead to expand on the Company’s reputation and commitment to its customers, shareholders and employees. I am proud and honored to lead the Board as we work to continue that success into Farmer Brothers’ next chapter.”

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. Farmer Brothers’ product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.
Headquartered in Ft. Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has approximately 1,800 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection™ by Farmer Brothers, Superior®, MetropolitanTM, Cain'sTM and McGarvey®.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Investor Contact:                Media Contact:
Isaac N. Johnston, Jr.                Kyle Mallory
(682) 549-6663                     Koopman Ostbo Marketing Communications
kyle@koopmanostbo.com
Direct: (503) 517-6964